EXHIBIT 10(e)
THE SHERWIN-WILLIAMS COMPANY 2005
DEFERRED COMPENSATION SAVINGS AND PENSION EQUALIZATION PLAN
(Amended and Restated Effective as of January 1, 2016)

The Sherwin-Williams Company, an Ohio corporation (the “Company”), established this 2005 Deferred Compensation Savings and Pension Equalization Plan (the “Plan”), effective January 1, 2005, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company. This Plan is intended to supplement benefits provided under the Company’s qualified plans for a select group of management or highly compensated employees by accepting contributions which may not be placed in the qualified plans because of limitations imposed by one or more limitations on contributions or benefits in the Internal Revenue Code. The terms of the Plan, amended and restated as set forth herein, apply to amounts that are deferred under the Plan after December 31, 2015. Notwithstanding anything to the contrary contained herein, amounts deferred under the Plan on or before December 31, 2015 shall be governed by the terms of the Plan effective at the time of deferral, provided that, all amounts that were deferred and vested under the Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code shall continue to be subject solely to the terms of the separate Plan in effect on October 3, 2004.
ARTICLE 1
Definitions

1.1	Account shall mean the account or accounts established for a particular Participant pursuant to Article 3 of the Plan.

1.2
Administration Committee shall have the meaning given to such term under the Qualified SPP, or shall refer to such person or persons to whom the Administrative Committee has delegated any responsibility or power pursuant to Article XIX of the Qualified SPP.

1.3
Affiliated Group shall mean the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

1.4
Base Salary shall mean the Participant's annual base salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, determined before reductions for contributions to or deferrals under any pension, deferred compensation or other benefit plans sponsored by the Company.

1.5	Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 10 of the Plan.

1.6
Bonus shall mean amounts paid to the Participant by the Company annually in the form of a discretionary or incentive compensation or any other bonus designated by the Administration Committee, determined before reductions for contributions to or deferrals under any pension, deferred compensation or other benefit plans sponsored by the Company.

1.7	Code shall mean the Internal Revenue Code of 1986, as amended.

1.8	Company shall mean The Sherwin-Williams Company.

1.9	Company Match Contributions shall mean contributions credited by the Company to a Participant’s Account pursuant to Section 2.2 of the Plan.

1.10	Company Makeup Contributions shall mean makeup contributions credited by the Company to a Participant’s Account pursuant to Section 2.3 of the Plan.

1.11
Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administration Committee pursuant to Article 3 of the Plan.

1.12	Designated Participant shall mean a Participant designated on Exhibit A attached hereto as eligible to receive benefits pursuant to Section 2.4 of this Plan.

1.13
Disability shall mean the condition whereby a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company.

1.14
Eligible Compensation shall mean, with respect to any Plan Year, the portion of a Participant’s Base Salary and Bonus payable to the Participant during such Plan Year that exceeds the limit in effect for such Plan Year under Section 401(a)(17) of the Code.

1.15	Eligible Executive shall mean any management employee of the Company, its subsidiaries or affiliates as may be designated by the Administration Committee to be eligible to participate in the Plan.

1.16	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17
Financial Hardship shall mean a severe financial hardship resulting from the Participant’s or the Participant’s dependent’s (as defined in Section 152(a) of the Code) sudden and unexpected illness or accident, the Participant’s sudden and unexpected property casualty loss, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which is not covered by insurance and may not be relieved by cessation of Plan deferrals or by the liquidation of the Participant’s assets provided that such liquidation would not cause a severe Financial Hardship, and which is determined to qualify as a Financial Hardship by the Administration Committee. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.18	Participant shall mean an Eligible Executive who has been credited with a Company Match Contribution, Company Makeup Contribution or other benefit pursuant to Article 2 of the Plan.

1.19
Participant Election Form shall mean the agreement, in a form acceptable to the Administration Committee, to make an election regarding the time or form of payment of a Participant's benefits, submitted by the Participant to the Administration Committee on a timely basis pursuant to Articles 2 and 4 of the Plan. The Participant Election Form may be submitted in an electronic form according to procedures established by the Administration Committee.

1.20	Plan Year shall mean the calendar year.

1.21	Qualified Plans shall mean the Qualified PIP, Qualified SEPIP and the Qualified SPP.

1.22	Qualified PIP shall mean The Sherwin-Williams Company Salaried Employees’ Revised Pension Investment Plan, as it may be amended from time to time.

1.23	Qualified SEPIP shall mean The Sherwin-Williams Company Salaried Employees’ Pension Investment Plan, as it may be amended from time to time.

1.24	Qualified SPP shall mean The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, as it may be amended from time to time.

1.25	Retirement shall mean Termination of Employment on or after the Retirement Eligibility Date, other than as a result of the Participant's death.

1.26	Retirement Eligibility Date shall mean the date on which the Participant attains age fifty-five (55).

1.27
Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. The Settlement Date shall be on or about the first of the month that is at least ninety (90) days following the occurrence of the event triggering the payout; provided, however, that if the event triggering the payout is the Participant's Retirement, the Settlement Date shall be on or about the last day of January of the Plan Year following the year in which the Participant's Retirement occurs. Notwithstanding the foregoing, with respect to any Participant who is a Specified Employee, to the extent required by Section 409A of the Code, the Settlement Date shall be on or about the first business day following the first of the month which is no less than six (6) months from the Participant’s Termination of Employment.

1.28	Specified Employee shall mean a Participant who is a “Key Employee” as determined by the Company pursuant to Section 416 of the Code and Treasury Regulation § 1.409A-1(i).

1.29
Statutory Limitations shall mean any statutory or regulatory limitations imposed by one or more of Sections 401(a)(17), 401(k), 401(m), 402(g), 403(b), 408(k) or 415 or any other limitation on contributions or benefits in the Code. The impact of such limits on the Participant for purposes of this Plan shall be determined by the Administration Committee based upon reasonable estimates and shall be final and binding as of the date the Company Makeup Contribution is credited to the Participant’s Account. No subsequent adjustments shall be made to increase a Company Makeup Contribution under this Plan as a result of any adjustments ultimately required under the Qualified Plans due to actual employee contributions or other factors.

1.30
Termination of Employment shall mean the date of the Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Affiliated Group for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement or death. Upon a sale or other disposition of the assets of the Company or any other member of the Affiliated Group to an unrelated purchaser, the Company reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with such transaction have experienced a Termination of Employment.

1.31
Valuation Date shall mean the date through which earnings are credited and shall, if a business day, be the date on which the payout or other event triggering the valuation occurs; or if not a business day, the next succeeding business day.

ARTICLE 2
Participation

2.1
Elective Deferral. Effective beginning with Plan Year 2010, no Participant may elect to defer any Base Salary or Bonus under the Plan for such Plan Year or any subsequent Plan Year. Any Base Salary and Bonus deferred by a Participant for Plan Years prior to 2010 and credited to a Participant's Retirement Account shall be paid in accordance with the terms of the Plan and the form of payment (lump sum or installments over a specified period of not more than fifteen (15) years) selected by the Participant on a Participant Election Form filed prior to January 1, 2009; provided that such a Participant may change the timing or form of distribution of the Participant's Account by filing a new Participant Election Form at least twelve (12) months prior to the intended effective date of such change, and the change in the distribution date must, to the extent required by Section 409A of the Code, defer payment for at least an additional five (5) years after the date that payment would otherwise be made or commence.

2.2	Company Match Contributions.

(i)
The Company shall credit a Company Match Contribution to this Plan on behalf of each Participant with respect to each Plan Year. The amount of the Company Match Contribution shall equal one hundred percent (100%) of the first six percent (6%) of any amount that would have been deferred under the Qualified SPP had the amount deferred not been limited by the applicable annual dollar limitations as set forth under Internal Revenue Code Sections 401(a)(17), 402(g)(1) and 415(c).

(ii)
In addition to the Company Match Contribution amount determined in accordance with Section 2.2(i), the Company may make an additional discretionary Company Match Contribution on behalf of a Participant with respect to any Plan Year, provided that the maximum amount of the additional discretionary Company Match Contribution that the Company may credit to a Participant's Account under this Section 2.2(ii) for any Plan Year is (a) minus (b), where (a) and (b) are as follows:

(a)	One hundred percent (100%) of the first six percent (6%) of the Participant's Eligible Compensation for the Plan Year.

(b)	The total amount of the Company Match Contribution credited to the Participant's Account for the Plan Year pursuant to Section 2.2(i).

2.3
Qualified PIP or Qualified SEPIP Makeup Contribution. The Company shall credit a Company Makeup Contribution under this Plan to the Account of each Participant for each Plan Year. The Qualified PIP or Qualified SEPIP Makeup Contribution shall equal the total Company contributions that would have been made to Qualified PIP or Qualified SEPIP, as applicable, on behalf of the Participant absent any Statutory Limitations. The Qualified PIP or Qualified SEPIP Makeup Contribution shall be reduced by the amount of Company contributions actually credited to the Participant under Qualified PIP or Qualified SEPIP for such Plan Year.

2.4
Crediting of Accrued Benefit. To the extent a Designated Participant accrues a benefit pursuant to the final average pay formula applicable to certain participants covered by Appendix B of the Qualified SEPIP, such Designated Participant shall be entitled to a benefit hereunder equal to the total accrued benefit the Designated Participant would have been entitled to receive based upon such formula absent any Statutory Limitations, reduced by the amount of benefits actually payable from the Qualified SEPIP pursuant to the formula specified in Appendix B thereof.

ARTICLE 3
Accounts

3.1
Participant Accounts.    Solely for recordkeeping purposes an Account shall be maintained for each Participant and shall be credited with the Participant’s Company Match Contributions and Company Makeup Contributions on or before March 15 of the Plan Year following the Plan Year to which the Company Match Contributions and Company Makeup Contributions relate, provided that the Participant is continuously employed by the Company, a subsidiary or an affiliate through the last day of the Plan Year to which the Company Match Contributions and Company Makeup Contributions relate. In addition, a Participant's elective deferrals with respect to Plan Years prior to 2010 shall have been credited to the Participant's Account at the time such amounts would otherwise have been paid to the Participant. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date amounts are credited to the Account through the Valuation Date. Amounts credited to a Participant’s Account shall be fully vested at all times.

3.2
Crediting Rate. The Crediting Rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administration Committee. The Administration Committee shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Administration Committee may provide only one investment option for a particular class of contributions and may establish a separate subaccount for such contributions which shall be paid out at the same time and under the same circumstances as the Participant's Account. The Participant’s Account balance shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administration Committee. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Company. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administration Committee for such purpose.

3.3	Statement of Accounts. The Administration Committee shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each Plan Year.
ARTICLE 4
Benefits

4.1
Retirement Benefits Attributable to Account. In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The benefits shall be paid in a single lump sum on the Settlement Date following Retirement unless the Participant makes a timely election pursuant to the provisions of this Article 4 and other applicable provisions of the Plan to have the benefits paid in substantially level annual installments over a specified period of not more than fifteen (15) years. Except as otherwise provided herein, payments shall be made or commence on the Settlement Date following Retirement. Notwithstanding the foregoing, a Participant may elect, at any time at least twelve (12) months prior to the intended effective date of such change, to change the time form of payment of benefits to installments over a specified period of not more than fifteen (15) years, provided that any such change must, to the extent required by Section 409A of the Code, defer payment, or the commencement of payment, for at least an additional five (5) years after the date payment would otherwise be made or commence pursuant to this Section 4.1. If benefits are payable in the form of annual installments pursuant to this Section 4.1, annual payments will be made commencing on the Settlement Date following Retirement (or the applicable anniversary thereof) and shall continue on each anniversary thereof until the number of annual installments specified in the Participant's timely election has been paid. The amount of each such installment payment for a Plan Year shall be determined by dividing the Participant's Account balance, determined on or about the first day of the calendar quarter preceding the first installment payment date of that Plan Year, by the number of installment payments remaining, without regard to anticipated earnings.

4.2
Retirement Benefits Attributable to Accrued Benefit. Notwithstanding anything herein to the contrary, a Designated Participant or his Beneficiary shall receive a distribution of his accrued benefit credited pursuant to Section 2.4 hereof in the form of a single life annuity, with annual annuity payments commencing on the Settlement Date following the later of Termination of Employment or the Participant's Retirement Eligibility Date. Notwithstanding the foregoing, a Designated Participant may elect, at any time prior to the Settlement Date, to receive his accrued benefit credited pursuant to Section 2.4 hereof in the form of any other actuarially equivalent (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) form of annuity permitted under the Qualified SEPIP.

4.3
Termination Benefit. Upon Termination of Employment other than by reason of Retirement or death, the Company shall pay to the Participant a termination benefit equal to the balance on Termination of Employment of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The termination benefits shall be paid in a single lump sum on the Settlement Date following Termination of Employment.

4.4
Cash-Out Limit. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant under the Plan and any other plan or arrangement that is aggregated with the Plan (or, as applicable, aggregated with a portion of the Plan) pursuant to Treasury Regulation § 1.409A-1(c) is less than or equal to the applicable dollar amount then in effect under section 402(g)(1)(B) of the Code, the Company may, in its sole discretion, elect to pay such benefits in a single lump sum as provided in Treasury Regulation § 1.409A-3(j)(4)(v).

ARTICLE 5
Death Benefits

5.1
Death Benefit. In the event of Termination of Employment as a result of the Participant's death, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance of the Participant’s Account as of the date of the Participant’s death credited with notional earnings as provided in Article 3 through the Valuation Date and any accrued benefit credited to such Participant pursuant to Section 2.4 hereof. The death benefit shall be paid in the same form as the Participant's Retirement benefit would have been paid under Article 4 and such payment shall be made or commence on the Settlement Date following the Participant's death, without regard to any 5-year deferral that may have been applicable to benefits that would have been paid under Article 4.

5.2
Cash-Out Limit. Notwithstanding the foregoing, in the event the sum of all benefits payable to a Beneficiary under the Plan and any other plan or arrangement that is aggregated with the Plan (or, as applicable, aggregated with a portion of the Plan) pursuant to Treasury Regulation § 1.409A-1(c) is less than or equal to the applicable dollar amount then in effect under section 402(g)(1)(B) of the Code, the Company may, in its sole discretion, elect to pay such benefits in a single lump sum as provided in Treasury Regulation § 1.409A-3(j)(4)(v).

ARTICLE 6
Disability
In the event of a Participant's Disability, deferral elections shall cease and the Company shall pay to the Participant a Disability benefit equal to the balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date and any accrued benefit credited to such Participant pursuant to Section 2.4 hereof. The Disability benefit shall be paid in the same form as the Participant's Retirement benefit would have been paid under Article 4 and such payment shall be made or commence on the Settlement Date following the Participant's Disability, without regard to any 5-year deferral that may have been applicable to benefits that would have been paid under Article 4.

ARTICLE 7
Financial Hardship Distribution
Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administration Committee may in its sole discretion, accelerate distributions of benefits, in whole or in part, or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. Notwithstanding the foregoing, in no event shall any amounts, or the present value thereof, accrued pursuant to Section 2.4 hereof, be available for accelerated distribution under this Article 7.
ARTICLE 8
Amendment and Termination of Plan

8.1
Amendment and Termination in General. The Company may, at any time, amend or terminate the Plan, except that (i) no such amendment or termination may reduce a Participant’s Account balance or benefit credited under Section 2.4 of the Plan, and (ii) no such amendment or termination may result in the acceleration of payment of any benefits to any Participant, Beneficiary or other person, except as may be permitted under Section 409A of the Code.

8.2
Payment of Benefits Following Termination. In the event that the Plan is terminated, a Participant's benefits shall be distributed to the Participant or Beneficiary on the dates on which the Participant or Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Company, by action taken by its Board of Directors or its designee, may terminate the Plan and accelerate the payment of Participants' benefits subject to the following conditions:

(i)
Company's Discretion. The termination does not occur "proximate to a downturn in the financial health" of the Company (within the meaning of Treasury Regulation §1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan (or any portion thereof) under Section 409A of the Code are also terminated and liquidated. In such event, the entire benefits of all Participants shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board of Directors or its designee irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board of Directors or its designee irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 8.2(i), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan (or any portion thereof) under Section 409A of the Code within three (3) years following the date that the Board of Directors or its designee irrevocably approves the termination and liquidation of the Plan.

(ii)
Change of Control. The termination occurs pursuant to an irrevocable action of the Board of Directors or its designee that is taken within the thirty (30) days preceding or the twelve (12) months following a Change of Control (as defined in Article 11), and all other plans sponsored by the Company (determined immediately after the Change of Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change of Control (each a "Change of Control Participant"). In such event, the entire benefits of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made no later than twelve (12) months after the date that the Board of Directors or its designee irrevocably approves the termination.

(iii)
Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the entire benefits of each Participant shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(iv)	Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance.
Notwithstanding anything contained in this Section 8.2 to the contrary, in no event may a payment be accelerated following a Specified Employee's Termination of Employment to a date that is prior to the first business day which is no less than six (6) months following the Specified Employee's Termination of Employment (or if earlier, upon the Specified Employee's death).
The provisions of paragraphs (i), (ii), (iii) and (iv) of this Section 8.2 are intended to comply with the exception to accelerated payments under Treasury Regulation §1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term "Company" as used in paragraphs (i) and (ii) of this Section 8.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code.
ARTICLE 9
Beneficiaries

9.1
Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administration Committee during the Participant’s lifetime on a form prescribed by the Administration Committee.

9.2
Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

9.3
Successor Beneficiary. If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant.

9.4
Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administration Committee shall direct the distribution of such benefits to the relevant estate.

ARTICLE 10
Administration/Claims Procedures

10.1
Administration. The Plan shall be administered by the Administration Committee, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administration Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administration Committee shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administration Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2
Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administration Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administration Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

10.3
Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administration Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administration Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

ARTICLE 11
Change of Control

In the event of a Change of Control, the amounts to which Participants are entitled under this Plan shall be immediately distributed in a lump sum cash payment to Participants within ninety (90) days following the date of such Change of Control; provided, however, that with respect to any Participant who is a Specified Employee and who Terminated Employment prior to the Change of Control, to the extent required by Section 409A of the Code, such payment shall be made on the first business day which is no less than six (6) months from the Participant’s Termination of Employment. For purposes of this Plan, a Change of Control shall be deemed to occur on the date of any of the following events:

(i)
Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change of Control shall then occur.

(ii)
Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change of Control shall then occur.

(iii)
A majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by at least two-thirds (2/3) of the members of the Board of Directors prior to the date of such appointment or election.

(iv)
Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a Change of Control if such transfer is to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person or group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in clause (c) of this sentence.

Notwithstanding the foregoing, an acquisition of stock of the Company described in (i) or (ii) above shall not be deemed to be a Change of Control by virtue of any of the following situations: (a) an acquisition by the Company; (b) an acquisition by any of the Company's subsidiaries in which a majority of the voting power of the equity securities or equity interests of such subsidiary is owned, directly or indirectly, by the Company; or (c) any employee benefit or stock ownership plan of the Company or any trustee or fiduciary with respect to such a plan acting in such capacity.
ARTICLE 12
Conditions Related to Benefits

12.1
Nonassignability. No amount payable to a Participant or Beneficiary under the Plan will be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process by a Participant or Beneficiary, and any attempt to do so will be void; nor will any benefit be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. However, (i) the withholding of taxes from Plan benefit payments, or (ii) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

12.2
No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder and the Plan constitutes a mere promise by the Company to make benefit payments in the future.

12.3
Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administration Committee in order to facilitate the payment of benefits hereunder, and taking such other actions as may be requested by the Administration Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.

12.4
Section 16b Eligible Executives. In the event any Eligible Executive subject to Rule 16b issued under the Securities Exchange Act of 1934 (or any successor rule to the same effect) has, at any time, a Crediting Rate based upon an investment alternative consisting of or the value of which is determined based upon the value of the Company’s common stock or any security into which such common stock may be changed by reason of: (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (c) any other corporate transaction or event having an effect similar to the foregoing,, unless the transaction is otherwise exempt under Rule 16b-3, no transaction with respect to the portion of the Participant’s Account attributable to such investment alternative shall be permitted pursuant to this Plan until a date which is not less than six (6) months and one (1) day from the date on which the investment alternative was selected or transferred within the Participant’s Account.

12.5
Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security, Medicare or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

12.6
Assumptions and Methodology. The Administration Committee shall establish the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. Such assumptions and methodology shall be outlined in detail in procedures established by the Administration Committee and made available to Participants and may be changed from time to time by the Administration Committee.

12.7
Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan; provided, however, that no such trust shall be funded if the funding thereof would result in taxable income to a Participant (i) due to the assets of such a trust being located or transferred outside of the United States; (ii) due to the assets of such a trust being restricted to the provision of benefits under the Plan in connection with a change in the employer's financial health; (iii) due to the assets being set aside, reserved or transferred to such a trust during any restricted period (as defined in Section 409A(b)(3)(B) of the Code); or (iv) as otherwise provided pursuant to Section 409A(b) of the Code. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan. Neither the establishment of the Plan or trust or any modification thereof, or the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or any officer or employee thereof, except as provided by law or by any Plan provision. The amounts in the Accounts shall remain the sole property of the Company unless and until required to be distributed in accordance with the provisions of the Plan, and shall not constitute a trust or be deemed to be held in trust for the benefit of any Participant or Beneficiary hereunder or their personal representative. The Company does not in any way guarantee the trust or any Participant’s benefit from loss or depreciation. In no event shall the Company’s employees, officers, directors or stockholders be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, the trust(s) or any contribution thereto or distribution therefrom.

ARTICLE 13
Miscellaneous

13.1	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

13.2
Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

13.3
Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

13.4	Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.5	Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

13.6
Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

13.7
Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by first class mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administration Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administration Committee.

13.8
Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.

13.9
ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

13.10	Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Ohio.

13.11
Effect of Legislative or Regulatory Changes. Notwithstanding anything in this Plan to the contrary, in the event of the enactment of any legislation or regulations which, in the sole discretion of the Company, have an unfavorable impact on the Company and/or Participants, the Company shall have the unilateral right to amend the Plan in whatever manner it deems appropriate to mitigate the effects of such legislation or regulations, without the necessity of obtaining further Board approval.

13.12	Section 409A of the Code.

(i)
In General. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. The Plan shall be construed, administered and governed in a manner that effects such intent.

(ii)
Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Administration Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation §1.409A-3(j) and shall be interpreted and administered accordingly.

(a)
Domestic Relations Orders. The Administration Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)
Conflicts of Interest. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)
Employment Taxes. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)	Cash-Out Limit. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Sections 4.4 and 5.2 hereof.

(e)
Payment Upon Income Inclusion Under Section 409A. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)
Certain Payments to Avoid a Nonallocation Year under Section 409(p). The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)
Payment of State, Local, or Foreign Taxes. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)
Certain Offsets. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)
Bona Fide Disputes as to a Right to a Payment. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payment occurs as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant's right to the deferred amount.

(j)
Plan Terminations and Liquidations. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(k)	Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance.
Notwithstanding anything contained in this Section 13.12(ii) to the contrary, in no event may a payment be accelerated under Sections 13.12(ii)(d), (e), (f), (g), (h), (i) or (j) following a Specified Employee's Termination of Employment to a date that is prior to the first business day which is no less than six (6) months following the Specified Employee's Termination of Employment (or if earlier, upon the Specified Employee's death). Except as otherwise specifically provided in this Plan, including but not limited to Section 4.4, Section 5.2, Article 6, Article 7, Section 8.2 and this Section 13.12(ii) hereof, the Administration Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(iii)
Delay of Payments. To the extent permitted under Section 409A of the Code, the Administration Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Administration Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)
Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Administration Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Administration Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)
Payments Subject to Section 162(m) of the Code. A payment may be delayed to the extent that the Administration Committee reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 13.12(iii)(b), then the payment must be made either (i) during the Company's first taxable year in which the Administration Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day that is at least six (6) months following the Participant's Termination of Employment (the "six-month date") and ending on the later of (x) the last day of the taxable year of the Company in which the Participant's six-month date occurs or (y) the 15th day of the third month following the six-month date. Where any scheduled payment to a specific Participant in the Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Administration Committee may not provide the Participant an election with respect to the timing of the payment under this Section 13.12(iii)(b). For purposes of this Section 13.12(iii)(b), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(c)	Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance.
IN WITNESS WHEREOF, the Company has caused this Plan to be amended and restated this 16th day of December, 2015.
THE SHERWIN-WILLIAMS COMPANY

By:	/s/
Catherine M. Kilbane, Senior Vice President,
General Counsel and Secretary

EXHIBIT A
DESIGNATED PARTICIPANTS
ELIGIBLE TO RECEIVE BENEFITS UNDER SECTION 2.4

•	Tom Coy

•	Tom Seitz

•	Mark R. Henderson